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                                                                     EXHIBIT 4.8







                             CRUDE OIL MUTUAL SUPPLY
                        FRAMEWORK AGREEMENT FOR YEAR 2004



                                     BETWEEN

                           PETROCHINA COMPANY LIMITED

                                       AND

                         CHINA PETROCHEMICAL CORPORATION









                                  FEBRUARY 2004


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            CRUDE OIL MUTUAL SUPPLY FRAMEWORK AGREEMENT FOR YEAR 2004


     PetroChina Company Limited ("PetroChina") and China Petrochemical Corporation ("Sinopec"), following friendly consultations and on the basis of equality, have reached this Agreement (this "Agreement") on mutual supply of crude oil in the year of 2004.


I.   QUANTITIES AND VARIETIES OF CRUDE OIL TO BE SUPPLIED HEREUNDER

     1. In 2004, PetroChina shall supply Sinopec with 11.45 to 12.15 million tons of domestic onshore crude oil, including 7.5 million tons of oil produced at the Daqing Oil Region (6.5 million tons of which to be supplied to Yanshan Petrochemical Co., Ltd.), 1.42 million tons of oil produced at the Jizhong Oil Region, 1.02 million tons of oil produced at the Dagang Oil Region, 510 thousand tons of oil produced at the Jidong Oil Region, 500-600 thousand tons of oil produced at the Changqing Oil Region and 500 thousand-1.1 million tons of oil produced at the Tarim Basin Oil Region.

     2. In 2004, Sinopec shall supply PetroChina with 1.07 million tons of domestic onshore crude oil, including 470 thousand tons produced at the Shengli Oil Region and 600 thousand tons produced at the Tahe Oil Region.

     3. The parties hereto shall, in principle, make available crude oil of the above supply and take delivery thereof on an evenly distributed basis. The quarterly mutual supply of crude oil may be adjusted as necessary by mutual agreement thereon and in light of the availability of crude oil resources, price and the State's macro-economic planning requirements.


II.  QUALITY OF CRUDE OIL

     Matters with respect to the quality of the crude oil to be supplied hereunder shall be handled pursuant to applicable provisions of SY7513-88 Technical Conditions of Crude Oil at Wellhead. PetroChina hereby acknowledges SinoPec's requirement that quality of crude oil produced at Tarim Basin Oil Region shall remain substantially even.


III. QUARTERLY SUPPLY AGREEMENTS; SALES AND PURCHASE CONTRACTS ON AN ENTERPRISE-BY-ENTERPRISE BASIS

     Quarterly supply agreements shall be entered into by and between PetroChina Natural Gas & Pipeline Company and the Production and Management Department of Sinopec. After the quarterly plans have been made known to their respective subsidiaries, PetroChina's regional companies (including its oil fields, refineries and


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pipeline companies) and Sinopec's subsidiaries (including its oil fields and refineries) will enter into specific sales and purchase contracts. The total quantities and varieties of crude oil to be supplied under such contracts shall be consistent with those specified under the above quarterly supply agreements.


IV.  ADDITIONAL PROVISIONS

     1. Payment of the price of crude oil to be supplied hereunder shall be made on a timely basis and pursuant to principles agreed upon by the parties hereto. In case of any default thereof, the parties hereto shall cooperate with each other in seeking a solution thereto.

     2. PetroChina proposed blending the crude oil produced at Daqing Region to be supplied hereunder with a small amount of crude oil produced at Russia. The specific plan for such blending and the quantity and price of such blended crude oil shall be subject to separate discussions between the parties hereto.

     3. Where any change occurs to this Agreement in the performance hereof, it shall be resolved by the parties hereto through consultations.



PLANNING DEPARTMENT,                           PRODUCTION MANAGEMENT DEPARTMENT,
PETROCHINA COMPANY LIMITED                     CHINA PETROCHEMICAL CORPORATION


By: s/Liu Hongbin                              By: s/Zhang Jianhua
    ----------------------                         -----------------------------

Date: February 26, 2004                        Date: February 26, 2004